UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting material Pursuant to §240.14a-12

USA Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Hudson Executive Capital LP

HEC Management GP LLC

HEC Master Fund LP

HEC SPV IV LP

Lisa P. Baird

Douglas G. Bergeron

Douglas L. Braunstein

Jacob Lamm

Michael K. Passilla

Ellen Richey

Anne M. Smalling

Shannon S. Warren

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains a press release issued by Hudson Executive Capital LP, dated December 9, 2019.

* * * * *

HUDSON EXECUTIVE FILES DEFINITIVE PROXY MATERIALS IN CONNECTION WITH

USA TECHNOLOGIES’ ANNUAL MEETING

Hudson Executive’s Nominees Have the Deep Experience Necessary to Restore Proper Governance, Repair Credibility, Facilitate Prudent Capital Allocation and Build Long-Term Shareholder Value

Urges USAT Shareholders to VOTE the GOLD Proxy Card “FOR ALL” of Hudson Executive’s Highly-Qualified, Independent Director Nominees

New York – December 9, 2019 – Hudson Executive Capital LP (“Hudson Executive”) a New York-based investment firm and the largest shareholder of USA Technologies, Inc. (“USAT” or the “Company”) (OTC: USAT) with beneficial ownership of approximately 16.3% of common stock, today announced that it has filed a definitive proxy statement with the Securities and Exchange Commission for the election of eight highly-qualified, independent director nominees to USAT’s Board of Directors in connection with the Company’s 2020 Annual Meeting of Shareholders.

Additionally, Hudson Executive is sending a letter to its fellow USAT shareholders outlining why it believes meaningful change to the Board is necessary and how, if elected, Hudson Executive’s nominees will seek to restore proper governance, repair credibility with customers and investors, facilitate prudent capital allocation, and build long-term shareholder value.

The full text of Hudson Executive’s letter can be found below.

December 9, 2019

Dear fellow shareholders of USA Technologies, Inc.,

As the largest shareholder of USA Technologies (“USAT” or the “Company”), Hudson Executive Capital LP (“Hudson Executive”) invested in USAT with the intention of working collaboratively with the Company to return it to a strong growth profile, to generate profitability, and put it on a path to create long-term sustainable value for shareholders. We believe that with the right Board and management team, USAT can become an international leader in the fast-growing self-service retail payments market. Regrettably, USAT’s Board of Directors (the “Board”) has repeatedly mischaracterized its interactions with Hudson Executive, and, in our view, has taken numerous steps to entrench itself rather than embracing our expertise to realize USAT’s full potential. As a result, we strongly believe the Board is putting the value of your investment in jeopardy.

Hudson Executive believes the Board’s blatant failure to impose controls, provide appropriate oversight and hold management accountable has cost shareholders dearly. Rather than recruit top talent to move USAT forward, the Board has relied on what we believe are a series of underqualified full-time and interim managers who have negatively impacted the Company’s performance, reputation and brand while paying themselves generous compensation packages. This practice continues despite the loss of hundreds of millions in shareholder value. USAT’s share price has declined by approximately 59% from its high in August 2018, shortly before the Company’s accounting issues were disclosed. In addition, the Board executed unnecessary stock sales and financing arrangements, entrenched itself with a variety of governance changes including adopting a “poison pill” and approving unlawful bylaws that restrict shareholder rights, and fought in court to prevent shareholders from fully exercising our right to vote. Only after Hudson Executive’s successful efforts in Pennsylvania State Court has the Company been ordered to set a shareholder vote two years after its last election.

Shareholders deserve better.

HUDSON EXECUTIVE’S DIRECTOR NOMINEES HAVE THE DEEP INDUSTRY EXPERIENCE NECESSARY TO BRING MEANINGFUL CHANGE AND CREATE

LONG-TERM VALUE

Hudson Executive believes meaningful change to the Board is the only way to ensure that shareholder value is not further eroded. Accordingly, Hudson Executive is seeking to elect a slate of eight highly-qualified, independent director candidates, who, if elected, will seek to restore proper governance, repair credibility with customers and investors, facilitate prudent capital allocation, and build long-term shareholder value. If elected, Hudson Executive’s nominees, subject to their fiduciary duties, currently intend to focus on the following initiatives to reinvigorate USAT:

1.	Hiring a qualified CEO and CFO with relevant industry experience, and whose incentives are more closely aligned with shareholders;

2.

Installing a culture of accelerated and responsible growth in the underserved micropayments marketplace through expansion of adjacent lines of business, an expanded product set and international sales;

3.	Renegotiating key supplier contracts, which we believe to be meaningfully off-market, on terms favorable to the Company;

4.	Bringing discipline to product profitability and generating operating cash flow by focusing on growth and controlling the Company’s expenses;

5.	Optimizing the capital structure, including seeking the immediate renegotiation or refinancing of the recent debt financing; and

6.	Restoring credibility through strong governance, effective controls, and creating long-term value for shareholders.

As owners of USAT, your vote in this election is critical. Hudson Executive exhausted every avenue to work constructively with the Board to restore value to the business. The Board has refused to meaningfully engage with us every step of the way. Moreover, we believe the incumbent directors have publicly mischaracterized those discussions in an attempt to further their own positions and compensation. The detailed history of our engagement is disclosed in the proxy statement under the heading “Background to this Solicitation” and we encourage all shareholders to read it. Help us protect the value of your investment and enable USAT to achieve its incredible potential.

Send a clear message to the USAT Board that ENOUGH IS ENOUGH and return your proxy card today.

WE URGE YOU TO VOTE THE “GOLD” PROXY CARD “FOR ALL” OF

HUDSON EXECUTIVE’S NOMINEES IN CONNECTION WITH USAT’S UPCOMING ANNUAL MEETING OF SHAREHOLDERS.

Very truly yours,

Douglas L. Braunstein

Founder and Managing Partner

Your Vote Is Important, No Matter How Many or How Few Shares You Own!

Please vote today by telephone, via the Internet or

by signing, dating and returning the enclosed GOLD proxy card.

Simply follow the easy instructions on the GOLD proxy card.

If you have questions about how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

Shareholders May Call Toll-free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

Cadwalader, Wickersham & Taft LLP and Pepper Hamilton LLP are serving as legal advisors to Hudson Executive.

About Hudson Executive Capital LP

Hudson Executive Capital LP (“Hudson Executive”), based in New York City, is a SEC-registered investment advisor to certain affiliated investment funds.

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication relates to Hudson Executive’s solicitation of proxies for the 2020 annual meeting of shareholders (the “Annual Meeting”) of USA Technologies, Inc. (the “Company”). In connection with the solicitation, Hudson Executive and certain of its affiliates filed a definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”) on December 9, 2019 to solicit proxies from shareholders of the Company for use at the Annual Meeting. The proxy statement, together with the accompanying GOLD proxy card, are first being mailed by Hudson Executive to shareholders of the Company on or about December 10, 2019. HUDSON EXECUTIVE STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. The proxy statement is available at no charge on the SEC’s website at http://www.sec.gov and, without charge, on request from Hudson Executive’s solicitor, Innisfree M&A Incorporated (toll-free for shareholders at (888) 750-5834; collect for banks and brokers (212) 750-5833).

Participant Information

Hudson Executive, HEC Management GP LLC, HEC Master Fund LP, HEC SPV IV LP, Lisa P. Baird, Douglas G. Bergeron, Douglas L. Braunstein, Jacob Lamm, Michael K. Passilla, Ellen Richey, Anne M. Smalling and Shannon S. Warren are “participants” under SEC rules in the solicitation. Information about each of the participants is set forth in the proxy statement that Hudson Executive has filed with the SEC. Except as set forth in the proxy statement, no participant in the solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting.

Press Contact

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

212.257.4170

Investor Contact

Scott Winter/Gabrielle Wolf

Innisfree M&A Incorporated

212.750.5833